SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, D.C. 20549


                                      FORM 8-K


                                   CURRENT REPORT


    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934




Date of Report (Date of earliest event reported)      September 6, 1996



                                  Medcross, Inc.
              (Exact name of registrant as specified in its charter)



     Florida                           0-17973                 59-2291344
(State or other jurisdiction         (Commission             (IRS Employer
  of incorporation)                 File Number)          Identification No.)



                 3227 Bennet Street North, St. Petersburg, Florida      33713
                     (Address of principal executive offices)         (Zip code)


      Registrant's telephone number, including area code  (813) 521-1793




        (Former name or former address, if changed since last report.)
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Item 5.              Other Events.

On September 6, 1996, Medcross, Inc. (the "Company") closed a Private Placement of 240,000 shares of its Class C Convertible Cumulative Convertible Preferred Stock (the "Class C Preferred Stock"), $10 par value per share, at $60 per share. Each share of Class C Preferred Stock entitles the holder to receive a quarterly dividend of $1.20 (8% per annum) payable in cash or at the option of the Company, in shares of common stock, $.007 par value (the "Common Stock") of the Company. Unless previously redeemed, the Class C Preferred Stock is convertible into shares of the Company's Common Stock , at any time after three months from August 21, 1996, at the option of the holder, into such number of shares of the Company's Common Stock as shall equal $60 divided by the lower of (i) $2.50 or (ii) the closing bid price for any five consecutive trading days during the period commencing on September 6, 1996 (the "Final Closing") and ending eighteen months thereafter (the "Conversion Price"). Unless previously redeemed, the shares of the Class C Preferred Stock are automatically converted into the Conversion Shares on the fifth anniversary of the Final Closing at a Conversion Price equal to the lower of the then current Conversion Price or 50% of the average closing bid price of the Company's Common Stock for the 10 trading days immediately preceding the fifth anniversary of the Final Closing. In no event shall the Conversion Price be adjusted below $1.25 on account of this adjustment. The Conversion Price is also subject to further adjustment under certain circumstances. Except as otherwise provided by law, the shares of Class C Preferred Stock have no voting rights. The Class C Preferred Stock is not listed or contemplated to be listed for quotation on the Nasdaq Small-Cap Market[SM] ("Nasdaq"). The shares of Class C Preferred Stock have not been registered under the Securities Act of 1933 or applicable state securities laws.

In addition, the Company issued $717,000 of principal amount of Convertible Promissory Notes payable on April 1, 1997 and bearing interest at 8% per annum (the "8% Notes"). The 8% Notes provide for the accrual of interest at the simple annual rate of 8%, payable quarterly (18% following the Event of Default which remains uncured). The 8% Notes are due on April 1, 1997 (the "Maturity Date"). The unpaid principal balance of the 8% Notes may be prepaid by the Company without penalty upon 30 days notice to the holder; provided, however, that certain conditions be met. The unpaid principal amount of an 8% Note will be automatically converted at the option of the holder into shares of Class C Preferred Stock at any time prior to the close of business on the Maturity Date into shares of Class C Preferred Stock of the Company at the rate of $60 per share of Class C Preferred Stock (the "8% Note Conversion Price") upon certain conditions being met.

The Company received net proceeds of approximately $12.8 million, after commissions and other expenses related to the offering, which are earmarked for furthering operations of its subsidiary, I-Link Worldwide Inc. ("I-Link"). The net proceeds will be used to repay short-term debt, to pay for software licensing fees and current payables, to fund network operations, to pay for marketing and advertising programs, to expand I-Link's network infrastructure and marketing, and for general working capital purposes.

As a result of the closing of the Private Placement, 1.6 million shares of the Company's restricted Common Stock held in escrow for the benefit of the former shareholders of ILINK, Ltd. will be immediately released from escrow, in accordance with the terms of the Stock Purchase Agreement between ILINK, Ltd. and the Company. Upon such release the Company will record additional intangible assets of $9.8 million, which will be expensed over the 18-month period remaining in the life of the intangible assets. In addition, the Company will record a $9.8 million increase in shareholders' equity.

In accordance with the 10% Promissory Notes (the "10% Notes") issued on February 21, 1996, $25,000 of the principal amount was converted into 350,000 shares of Common Stock and the remaining principal balance was discharged.

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Attached as Exhibit 99(a) is an unaudited Pro Forma Consolidated Balance Sheet
(and notes thereto) as of June 30, 1996 (the date of the Company's last reported statement of financial condition). The attached information does not purport to reflect any changes in the Company's financial condition which may have occurred subsequent to June 30, 1996 other than the specific events referenced therein.

THE ATTACHED INFORMATION IS NOT THE TYPE OF INFORMATION REQUIRED TO BE FILED UNDER THE SECURITIES EXCHANGE ACT OF 1934 AND THE RULES AND REGULATIONS THEREUNDER, NOR IS IT NECESSARILY COMPARABLE WITH THE REPORTS PREVIOUSLY FILED BY THE COMPANY BECAUSE OF THE LIMITED NATURE OF THE PRO FORMA INFORMATION PRESENTED. THE ATTACHED INFORMATION SHOULD NOT BE RELIED UPON BY ANY INVESTORS OR PROSPECTIVE INVESTORS AS INDICATIVE OF THE COMPANY'S PRESENT NET WORTH OR FINANCIAL CONDITION SINCE THE CLOSE OF THE PERIOD COVERED BY THE FORM 10-QSB FOR THE QUARTER ENDED JUNE 30, 1996.

Investors and prospective investors should refer to the Company's Annual Report on Form 10-KSB/A#1 for the fiscal year ended December 31, 1995 and Quarterly Reports on Form 10-QSB for the quarters ended March 31 and June 30, 1996 for more complete financial information relating to the Company.


Item 7.  Exhibits.                                                 Page

2(a)     Form of 8% Convertible Promissory Note                    2(a)1

99(a)    Pro Forma Consolidated Balance Sheet and Notes           99(a)1

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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            MEDCROSS, INC.



                                            By:/s/ Henry Y.L. Toh
                                               Henry Y.L. Toh
                                               President, CEO, Acting CFO


Date September 6, 1996

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